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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

         OPENWAVE ACQUIRES ELLIPSUS TECHNOLOGY TO DELIVER COMPREHENSIVE
                          DOWNLOAD MANAGEMENT SOLUTION

          OPENWAVE'S PLATFORM WILL ENABLE MOBILE OPERATORS TO REALIZE
               NEW SERVICE REVENUE STREAMS FROM DOWNLOAD OF JAVA
                      APPLICATIONS AND MULTIMEDIA CONTENT

REDWOOD CITY, Calif. -- May 29, 2002 -- Openwave Systems Inc. (Nasdaq: OPWV), the worldwide leader of open IP-based communication infrastructure software and applications, today announced that it has acquired technology from Ellipsus Systems, Inc. to extend its download management solution to include the delivery of Java applications including games and multimedia content. Ellipsus builds and markets infrastructure software for deploying and managing applications on mobile devices.

As a result of this acquisition, Openwave will enhance its download management software capabilities to include Java application downloads. This will enable mobile operators to successfully manage the complete content and service delivery value chain, from content sourcing, digital rights management, pricing and billing to the technical complexity of downloading to a myriad of handset types. The Ellipsus solution manages the download transaction and allows operators to focus on maximizing the revenue opportunities rather than the technical implementation.

The acquisition was structured as an asset purchase. Under the agreement, Openwave will pay approximately $17.5 million, consisting primarily of Openwave stock and the remaining portion consisting of cash for the Ellipsus technology and related assets.

"We are very excited about the opportunity to contribute to the Openwave success story," said Rikard Kjellberg, CTO and co-founder of Ellipsus Systems. "Ellipsus' Java download technology is a natural extension of Openwave's leading mobile offering. Operators will now be able to efficiently manage the relationship with third party content suppliers, the quality assurance process and delivery of content to mobile consumers."

The flexible architecture of the Ellipsus download technology allows operators to efficiently deploy and realize immediate value from new data services for the mobile user. These new data services include applications like games and multimedia content such as ring tones and images, which directly drive revenue and adoption of mobile data services.


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"Java technology enables developers, carrier and handset manufacturers to rapidly deliver a range of applications and services by providing a single, complete, scalable and secure platform," said Tracey Stout, vice president of marketing, Java and XML Software, Sun Microsystems. "Sun is pleased with Openwave's continued commitment to Java and its desire to provide mobile operators a valuable new opportunity to deliver content rich solutions to their customers."

"We believe that Java is a key enabler of rich application services that will drive mobile data services going forward," said Michel Quazza, vice president of Product Management for Openwave. "With over 200 million Java capable handsets expected to hit the worldwide market by 2003, we're committed to ensuring that operators and content developers are poised to deliver the best user experience possible."

Ellipsus' early advances in developing technology for J2ME (Java 2 Platform Micro Edition) MIDlet delivery led Sun Microsystems to select Ellipsus as the reference implementation of the Java Vending Machine. Sun has implemented Ellipsus' solutions in demo centers in Menlo Park, California, and Stockholm, Sweden. Openwave and Ellipsus have demonstrated their expertise in media downloads through participation in standards bodies including the Java Community Process (JCP), WAP Forum, and 3GPP.

ABOUT OPENWAVE

Openwave Systems Inc. (Nasdaq: OPWV) is the worldwide leader of open IP-based communication infrastructure software and applications. Openwave is a global company headquartered in Redwood City, California. For more information, please visit www.openwave.com.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This release contains forward-looking statements relating to expectations, plans or prospects for Openwave Systems Inc. that are based upon the current expectations and beliefs of Openwave's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the ability to successfully integrate acquired technology; (b) competition and technological changes and developments, including the potential emergence of new or superior technology; (c) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (d) risks associated with the development and licensing of software generally, including potential delays in software development and technical difficulties that may be encountered in the development or use of the Company's software; (e) the ability to successfully partner with other companies; (f) general risks of the Internet and wireless and wireline telecommunications sectors; and (g) the current uncertain and depressed economic environment in the telecommunications sector and the potential that such


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sector's economic condition could  deteriorate further.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission ("SEC"), including but not limited to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 and the Company's quarterly reports on Form 10-Q for the quarters ended September 30, 2001, December 31, 2001, and March 31, 2002. All documents also are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave's Web site at www.openwave.com. The Company assumes no obligation to update the forward-looking statements included in this document.

                                      # # #

  Openwave, the Openwave logo and Services OS are trademarks and or registered trademarks of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

FOR MORE INFORMATION PLEASE CONTACT:

OPENWAVE SYSTEMS INC.                 OPENWAVE (EUROPE) LIMITED
Heidi Flato                           Chris Cartwright
Openwave                              Bite Communications Ltd.
+1 650 480 7895                       +44 20 8600 6729
heidi.flato@openwave.com              chrisc@bitecomm.co.uk